AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 6 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) made as of the 28th day of September 2012 by and between AEROFLEX INCORPORATED, a Delaware corporation (hereinafter the “Company”) and JOHN ADAMOVICH, JR. (hereinafter the “Executive” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into an Employment Agreement dated November 9, 2005 (as amended, the “Agreement”) under which the Parties agreed upon the terms pursuant to which the Executive would provide services to the Company as further described therein, and

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows, effective as of the date hereof:

1. Section 2(b)(ii) of the Employment Agreement is hereby amended and restated, which shall read in its entirety as follows:

“Bonus. For each Fiscal Year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus of between 33 1/3% and 100% of his Base Salary based upon the achievement of the Company’s EBITDA targets for such Fiscal Year as established by the Board of Directors of the Company (the “Board”). More particularly, (i) 33-1/3%% of the Executive’s Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is equal to the minimum EBITDA target established by the Board (the “Threshold EBITDA”); (ii) 66-2/3% of the Executive’s Base Salary will be awarded as a bonus if the Company’s EBITDA is equal to the FY EBITDA Target established by the Board (the “FY EBITDA Target” or the “Target Bonus”); and (iii) 100% of the Executive’s Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is equal to or greater than the maximum EBITDA Target established by the Board (the “Maximum EBITDA”). The Executive’s bonus shall be determined by linear interpolation if the Company’s EBITDA is between the Threshold EBITDA and the FY EBITDA Target or between the FY EBITDA Target and the Maximum EBITDA, as the case may be. If the Board fails to establish the Threshold EBITDA or the Maximum EBITDA for any fiscal year, such targets shall be presumed to be, respectively, $10,000,000 less and $10,000,000 more than the FY EBITDA Target. No annual bonus will be paid if the Company’s EBITDA is below the Threshold EBITDA for any Fiscal Year. The FY EBITDA Target shall be subject to equitable redetermination by the Board in the event of any divestiture, acquisition or other extraordinary event and to such modification, as may be appropriate, to reflect various types of accounting adjustments that historically and otherwise have been or are approved by the Compensation Committee. Any annual bonus payable hereunder shall be paid on or prior to March 15 of the year following the year such bonus is earned.”

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2. Section 4(a) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(a) Without Cause. If during the Employment Period, the Company shall terminate the Executive’s employment without Cause, except in either such case within twenty-four (24) months following a Change in Control (as defined below), the Company shall pay to the Executive or his heirs (1) within ten (10) days after the Date of Termination, the sum of the Executive’s Base Salary through the Date of Termination, to the extent not theretofore paid, plus all accrued vacation pay, unreimbursed business expenses and other accrued but unpaid compensation described in Section 2(b) above (the “Accrued Obligations”); (2) any amount arising from the Executive’s participation in, or benefits under, any Investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; (3) subject to Executive’s execution and nonrevocation of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached hereto as Exhibit A within 30 days following the date of such termination (the “Release”), commencing, notwithstanding any provision to the contrary in Sections 4(a)(3)(A)-(C), on the 30th day following such Date of Termination (provided that, payments or benefits that would otherwise have been owed to Executive prior to the 30th day after the Date of Termination shall be made to or on behalf of Executive on the 30th day after the Date of Termination), (A) an amount equal to the Executive’s Base Salary payable for the one-year period immediately following the Date of Termination as if the Executive had not been terminated and remained an employee through the expiration of such period together with an amount equal to one times the Target Bonus; (B) the unpaid bonus, if any, applicable for the Fiscal Year in which the Date of Termination occurs, prorated to the Date of Termination, to be paid at the time the Company pays bonuses to other senior executives of the Company; and (C) the Executive and qualifying members of the Executive’s family shall be entitled to continue to participate, at the Company’s expense, in the Company’s Welfare Plans, including medical, dental and prescription coverage, for said one-year period.”

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3. Section 4(b) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay to his legal representatives (i) in a lump sum in cash within twenty (20) days after the Date of Termination, the Accrued Obligations; (ii) the Accrued Investments which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) an annual bonus in the amount of the Target Bonus applicable for the Fiscal Year in which the Executive’s death or Disability occurs, prorated to the Date of Termination, such bonus to be paid at the time the Company pays such bonuses to other senior executives of the Company. In addition, the qualifying members of the Executive’s family shall be entitled to continue their participation at the Company’s expense in the Company’s Welfare Plans for a period of twelve (12) months after the Date of Termination.

4. Section 5(c)(i) is amended by deleting the words “target or projected annual bonus” and substituting in place thereof the words “Target Bonus.”

5. Section 5(c)(ii) is amended by deleting the words “average of the annual bonuses received by the Executive for each of the last three fiscal years of the Company” and substituting in place thereof the words “Target Bonus.”

6. Section 5(c)(iv) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(iv) Notwithstanding the foregoing, if any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to, or by reason of, any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor provision thereto) or to any similar tax imposed by state or local law (the “Excise Tax”), then the aggregate amount of Payments payable to the Executive without incurring an Excise Tax shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an Excise Tax; provided, however, that such reduction shall only be effected if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to the Executive without any such reduction, as determined by the Company’s auditors. Any such reduction in the preceding sentence shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.”

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7. Section 13(k) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(k) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined, its parent, Aeroflex Holding Corp., and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Except as specifically provided in and modified by this Amendment, the Agreement is in all other respects hereby ratified and confirmed and references to the Agreement shall be deemed to refer to the Agreement as modified by this Amendment.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AEROFLEX INCORPORATED

By:	/s/ Edward S. Wactlar

/s/ John Adamovich, Jr.
John Adamovich, Jr.

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